Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

Exhibit 10.1
CVR Energy, Inc. and Subsidiaries
2026 Performance-Based Bonus Plan – Corporate

Philosophy / Background
CVR Energy, Inc. and its applicable subsidiaries (collectively, the “Company”) are committed to wages and benefits that are competitive with a market-based, pay-for-performance compensation philosophy, providing such base pay, bonus and long-term incentive awards in line with those of the refining and fertilizer industries. This CVR Energy, Inc. and Subsidiaries 2026 Performance-Based Bonus Plan – Corporate (the “Plan”) is intended to reward high performance employees, and to retain these employees in critical roles, through the issuance of bonus awards (each, a “Bonus”).

Administration
The Plan is maintained and administered by, or under the direction of, the Compensation Committee (the "Compensation Committee") of the board of directors (the “Board”) of the Company with respect to, and references to “employee” herein relate only to, eligible employees or officers of the Company and its subsidiaries, excluding any employees of (or individuals solely subject to the bonus plans of) CVR Energy, Inc. relating to Refining or CVR Partners, LP (“UAN”) and its general partner and their respective subsidiaries relating to Fertilizer. Herein the CVR Energy, Inc. and Subsidiaries 2026 Performance-Based Bonus Plan – Refining shall be referred to as the “Refining Plan” and the CVR Partners, LP and Subsidiaries 2026 Performance-Based Bonus Plan – Fertilizer shall be referred to as the “Fertilizer Plan.”
The Compensation Committee shall annually approve all salaries, targets and bonus metrics for employees who serve as Executive Officers (defined below) and shall annually approve a total bonus pool for all other eligible employees (“Non-Executive Employees”). The Compensation Committee delegates to the Chief Executive the authority to approve payouts from such total bonus pool to Non-Executive Employees, in his or her sole discretion. The Chief Executive shall also be responsible for assigning salaries, bonus targets, and Grade levels to Non-Executive Employees.
In the event of a claim or dispute brought forth by any Non-Executive Employee, the decision of the Chief Executive as to the facts in the case and the meaning and intent of any provision of the Plan, or its application, shall be final, binding, and conclusive. In the event of a claim or dispute brought forth by any Executive Officer, the decision of the Compensation Committee as to the facts in the case and the meaning and intent of any provision of the Plan, or its application, shall be final, binding, and conclusive.
The Plan described herein does not create a contractual obligation on the part of the Company. The Company expressly reserves the right to modify, discontinue, or otherwise change the Plan outlined in this document at the sole and absolute discretion of the Company without advance notice.
Introduction
The purpose of the Plan and any Bonus to be paid hereunder is to enhance the Company’s ability to attract, motivate, reward and retain employees, and to strengthen their commitment to the success of the Company.

Eligibility and Administration
Bonuses are made based on the applicable calendar year during which the employees performed the services and are generally paid (to the extent payable) after the financials have been audited and within 90 days of the end of the calendar year (the “Performance Period” or “Period”).

Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

Generally, only exempt, non-exempt and non-union hourly employees are eligible to receive a Bonus, provided that, to receive a Bonus, an employee must: (i) be actively employed with the Company for at least 90 days during the calendar year; (ii) consistently perform at or above expectations for their role; (iii) be actively employed on the date of payout and not on a performance improvement plan or in corrective or disciplinary action status as a result of poor performance during the Performance Period. Employees hired prior to October 1 during the Performance Period will be eligible to receive a Bonus provided the above requirements (ii) and (iii) are met.

Subject to annual review, Bonuses are computed in accordance with each eligible employee’s Grade (as shown in Appendix A), prorated for time in an eligible position, as well as a performance multiplier of zero to 150 percent, based on performance against the achievement of the allocated Company and individual performance measures described herein. Appendices A-H present: the overall compensation structure (Appendix A), example calculations (Appendices B, C), eligibility (Appendix D), bonus payout measures (Appendix E), EBITDA multipliers (Appendix F), definitions (Appendix G), and Clawback and Recoupment Policy (Appendix H). In addition, if Adjusted EBITDA for a given Performance Period is less than 50% of the Adjusted EBITDA Threshold established for the Company, no Bonus will be paid for the Period, subject to Compensation Committee discretion. If Adjusted EBITDA is at least 50% of the Adjusted EBITDA Threshold established for the Company, an EBITDA Multiplier between 50% and 150% will be applied to the Company performance measures based on the Adjusted EBITDA achieved for a given Performance Period relative to the Adjusted EBITDA Threshold, with a 50% Adjusted EBITDA Threshold achievement earning a 50% multiplier and an Adjusted EBITDA Threshold achievement of 400% or more earning a 150% multiplier. Appendix F further describes the range of EBITDA multipliers based on various Adjusted EBITDA Threshold achievements. The Compensation Committee may, in its sole and absolute discretion, waive the Adjusted EBITDA Threshold requirement, increase, decrease, or otherwise adjust performance measures, targets, and payout ranges used hereunder, as a result of extraordinary or non-recurring events, changes in applicable accounting rules or principles, changes in the Company’s methods of accounting, changes in applicable law, changes due to consolidations, growth capital spend programs, acquisitions, or reorganizations affecting the Company and its subsidiaries and affiliates, or other similar changes in the Company’s business.

For employees with an allocation to Company Performance (exempt grades 11 and higher and non-graded, non-union hourly employees), Company Performance is weighted between the Refining and Fertilizer Company Performance Multipliers based on each eligible employee’s established allocation between the Refining and Fertilizer businesses. Other than Executive Officers (who will have an allocation between the Refining and Fertilizer businesses as determined by the Chief Executive or the Compensation Committees, as applicable), eligible employees performing services for both the Refining and Fertilizer businesses shall have an allocation of (a) 80% Refining and 20% Fertilizer, for employees determined by the Chief Executive to spend less than 100% of their time on either Refining or Fertilizer, or (b) 100% to Refining or Fertilizer, as applicable, for employees determined by the Chief Executive to spend 100% of their time, in each case, except as otherwise determined by the Chief Executive or the Compensation Committees in their sole discretion.

The Individual Performance Multiplier component of a Bonus, if any, is entirely discretionary and may utilize each individual employee’s established allocation between the Refining and Fertilizer businesses, among other factors.

Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

Company Performance: Environmental Health & Safety (EH&S) Measures – 25%
EH&S measures are as follows (see appendix G for definitions):
•Personal Safety – Total Recordable Injury Rate (TRIR);
•Process Safety – Process Safety Tier 1 Incident Rate (PSIR); and
•Environmental Events (EE).

Company Performance: Financial Measures – 75%
Financial measures are objectives related to the following (see appendix G for definitions):
•Reliability;
•Equipment Utilization;
•Operating Expense; and
•Return on Capital Employed.

Spot Bonus

Introduction
Employees making an extraordinary contribution to the furtherance of Company financial performance or advances in Company culture may be nominated by their manager or executive sponsor for a Bonus on a spot basis (a “Spot Bonus”), subject to approval by the Chief Executive or his/her delegee. Spot Bonuses will be limited to employees in salary grades E12 and below and a maximum value of five thousand dollars ($5,000).

Terms and Conditions of Spot Bonus
Except as specifically set forth herein, all of the provisions of this Plan will likewise apply to a Spot Bonus. For the avoidance of doubt, these provisions relate to, among others, forfeiture and/or recoupment, amendment or termination, tax withholding, data protection and consent and governing law.

General Provisions

See Appendix G for definitions relating to the Plan.

Participation in the Plan is subject to (i) each individual employee’s compliance with the Company’s mission and values, its code of ethics and its policies and procedures, including, without limitation, the Corporate Policies and Procedures and employee handbook (collectively, “Company Policies”), and (ii) the Clawback and Recoupment Policy attached as Appendix H.

Each employee that is eligible and receives a Bonus or Spot Bonus will be liable for any and all federal, state, provincial, local or foreign taxes, pension plan contributions, employment insurance premiums, social insurance contributions, amounts payable to a governmental and/or regulatory body in the employee’s country and other levies of any kind required by applicable laws to be deducted or withheld with respect to any such award (collectively, the “Withholding Taxes”). The Company will have the right to deduct and withhold all required Withholding Taxes from any payment or other consideration deliverable to an employee pursuant to any such payment. All awards under the Plan are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed and interpreted in accordance with such intent.

Participation in the Plan does not confer upon any employee any right to continue in the employ of the Company or its subsidiaries, nor interfere in any way with the right of the Company and its subsidiaries

Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

to terminate any employee’s employment at any time. The Company and its subsidiaries are under no obligation to continue the Plan in future years.

The Compensation Committee may at any time, or from time to time, in its sole and absolute discretion, (a) amend, alter or modify the provisions of this Plan, (b) terminate this Plan, or (c) terminate the participation of an employee or group of employees in this Plan; provided, however, that in the event of the termination of the Plan or a termination of participation, the Compensation Committee, in its sole and absolute discretion, may determine that a prorated award is payable to employees who were participants in this Plan under such terms and conditions as established by the Compensation Committee.

Notwithstanding anything herein to the contrary, whether or not any payment or award is authorized, earned or paid under the Plan will be determined by the Compensation Committee in its sole and absolute discretion, and no such payment or award shall be earned, nor shall any right to any such payment or award exist or accrue, unless, among other factors, such payment or award has been authorized by the Compensation Committee in its sole and absolute discretion, and actually paid to the employee. In addition, whether or not any payment or award is authorized, earned or paid pursuant to the Plan is without regard to whether any of the individual performance metrics, financial performance targets and/or goals, or any other benchmarks, targets, personal goals or criteria set forth in the Plan are met, not met, exceeded or not exceeded.
No employee, beneficiary or other person shall have any right, title or interest in any amount awarded under the Plan prior to the payment of such award to him or her. An employee’s rights to a payment under the Plan are no greater than those of unsecured general creditors of the Company or its subsidiaries.
By participating in the Plan, each employee consents to the holding and processing of personal information provided by such employee to the employer, any affiliate of the employer, trustee or third party service provider, for all purposes relating to the operation of the Plan. Consents include, but are not limited to: (i) administering and maintaining employee records; (ii) providing information to the employer, its affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan; (iii) providing information to future purchasers or merger partners of the employer or any of its affiliates, or the business in which the employee works; and (iv) to the extent not prohibited by applicable law, transferring information about the employee to any country or territory that may not provide the same protection for the information as the employee’s home country.
The Plan is governed by the laws of the State of New York and as such will be construed under and in accordance with the laws of the State of New York without regard to conflicts of law.

Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

Appendix A
Compensation Structure: Base Pay & Incentive Plans

[***]

Individual Performance Measures
Supervisor’s assessment of employee’s performance will be based on the following categories:
•Interpersonal effectiveness
•Business conduct
•Professional and technical development
•Leadership
•Achievement of goals
•Results orientation
The assessment is discretionary and based on a wide range of considerations which often change over the course of the year.

Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

Appendix B
Bonus Payout and Company Performance Calculations

Bonus Payout Calculation:

Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

Appendix C
Bonus Payout Examples

Example Bonus Calculation 1:

		Eligible Compensation		Bonus Target %			Co. Perf. Allocation		Co. Perf. Multiplier		Ind. Perf. Allocation		Ind. Perf. Multiplier	
Salary Grade	E12													
Eligible Compensation	$196,000	$196,000	x	40%	x	(	50%	x	109%	+	50%	x	130%	)
Performance Rating	Exceeds													
Bonus Target %	40%		=	$93,700										
Company Performance Allocation	50%													
Company Performance Multipler (0-225%)	109%													
Individual Performance Allocation	50%													
Individual Performance Multiplier (0-150%)	130%													

Example Bonus Calculation 2:

		Eligible Compensation		Bonus Target %			Ind. Perf. Allocation		Ind. Perf. Multiplier	
Salary Grade	E06									
Eligible Compensation	$90,000	$90,000	x	14%	x	(	100%	x	150%	)
Performance Rating	Far Exceeds									
Bonus Target %	14%		=	$18,900						
Company Performance Allocation	N/A									
Company Performance Multipler (0-225%)	N/A									
Individual Performance Allocation	100%									
Individual Performance Multiplier (0-150%)	150%									

Example Bonus Calculation 3:

		Eligible Compensation		Bonus Target %			Co. Perf. Allocation		Co. Perf. Multiplier	
Hourly Non-Represented	Hrly Non-Rep									
Eligible Compensation	$70,000	$70,000	x	6%	x	(	100%	x	109%	)
Performance Rating	None									
Bonus Target %	6%		=	$4,600						
Company Performance Allocation	100%									
Company Performance Multipler (0-225%)	109%									
Individual Performance Allocation	N/A									
Individual Performance Multiplier (0-150%)	N/A

Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

Appendix D
Corporate Plan Eligibility

Non-union General & Administrative and Shared Services employees of the Company and its subsidiaries, including Executive Officers, Legal, Communications, Risk Management, Finance & Accounting, Treasury, Investor Relations, Tax, IT, Financial Planning & Analysis, Human Resources, Internal Audit, Procurement, Environmental, Health, Safety & Security, in each case, deemed by the Chief Executive in his or her sole discretion to be dedicated to Corporate, but excluding anyone not an eligible employee as described in the Plan.

Company Performance: Bonus Payout
The Company Performance Multiplier for the Performance Period will be derived from the corresponding outcomes for Refining and Fertilizer against the Bonus Payout Measures outlined in Appendix E for the Period.

Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

Appendix E
Refining and Fertilizer
Bonus Payout (Performance) Measures

Environmental Health & Safety (EH&S) Measures (25%)
Three measures evenly weighted (33-1/3% each): Total Recordable Injury Rate (TRIR), Process Safety Tier I Incident Rate (PSIR), and Environmental Events (EE):

Percentage Change (over the prior year)	Bonus Achievement
Increase in TRIR, PSIR or EE	Zero
0%	50% of Target Percentage (Threshold)
Decrease > 0% and < 3%	Linear Interpolation between Threshold and Target
Decrease of 3%	Target Percentage
Decrease > 3% and < 10%	Linear Interpolation between Target and Maximum
Decrease of 10% or more, or if TRIR is maintained at or below 1.0, PSIR at or below 0.2 and EE at or below 20	150% of Target (Maximum)
Financial Measures (75%)
Four measures evenly weighted (25% each):

Reliability	Bonus Achievement
Greater than 7.0%	Zero
7.00%	50% of Target Percentage (Threshold)
5.51% to 6.99%	Linear Interpolation between Threshold and Target
5.5%	Target Percentage
4.0% to 5.49%	Linear Interpolation between Target and Maximum
Less than 4.0%	150% of Target (Maximum)

Equipment Utilization	Bonus Achievement
Less than 95%	Zero
95%	50% of Target Percentage (Threshold)
95.01% to 99.99%	Linear Interpolation between Threshold and Target
100%	Target Percentage
100.01% to 104.99%	Linear Interpolation between Target and Maximum
Greater than 105%	150% of Target (Maximum)

Operating Expense	Bonus Achievement
Greater than 105.0%	Zero
105%	50% of Target Percentage (Threshold)
100.1% to 104.99%	Linear Interpolation between Threshold and Target
100%	Target Percentage
95.0% to 99.99%	Linear Interpolation between Target and Maximum
Less than 95%	150% of Target (Maximum)

Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

Refining and Fertilizer ROCE (Ranking vs. Peer Group**)	Bonus Achievement
First (highest)	150% of Target (Maximum)
Second	125% of Target Percentage
Third	112.5% of Target Percentage
Fourth	Target Percentage (100%)
Fifth	50% of Target Percentage
Sixth	Zero
Seventh	Zero

Bonus Payout Measures subject to peer group ranking will be based on LTM data as of September 30 of the Performance Period.

*The Refining Industry peer group will include Valero, Marathon, PBF Energy, Delek, HF Sinclair and Par Pacific.

**The Fertilizer Industry peer group will consist of CF Industries, LSB Industries, Nutrien Ltd., The Andersons, Inc., AdvanSix, Inc., and Flotek Industries.

Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

Appendix F
EBITDA Multipliers

After accounting for the EH&S and Financial Measures highlighted in Appendix E, the Company Performance Multiplier will then be subject to an EBITDA Multiplier based on Adjusted EBITDA achieved for the period relative to the Adjusted EBITDA Threshold, with a minimum EBITDA Multiplier of 0% if Adjusted EBITDA is less than 50% of Threshold, and a maximum EBITDA Multiplier of 150% if Adjusted EBITDA is 400% or more of Threshold.

Example Company Performance Multiplier calculation:

Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

Appendix G
Definitions

“Adjusted EBITDA” for the Company means the Adjusted EBITDA under the Refining Plan and the Fertilizer Plan.

“Adjusted EBITDA Threshold” means actual maintenance and sustaining capital expenditures plus reserves for turnaround expenses plus interest on debt net of interest earned for the given Performance Period, and board-directed actions. [***]

“Capital Employed” means the total assets, less current liabilities (adjusted for appropriate Adjusted EBITDA modifications imputed on operating income).

“Chief Executive” means the President and Chief Executive Officer of the Company.

“Eligible Compensation” means (i) for eligible exempt employees, such employee’s base salary at the time the Bonus or Spot Bonus is determined (prorated for time in an eligible position), and (ii) for eligible non-exempt and non-union hourly employees, such employees’ eligible wages for the applicable year as determined by the Company to be required by law.

“Environmental Events” (“EE”) means the total number of reportable quantities and water deviations.
•Reportable quantities are releases of substances during a 24-hour period that exceed a federal, state or local reporting threshold.
oReportable quantity is an event or contemporaneous combination of events during at 24-hour period that results in a release that exceeds a reportable quantity or quantities of an EPCRA/CERCLA compound as defined in the EPA List of Lists or a release that exceeds any other federal, state or local reporting threshold. Federally permitted releases and continuous releases defined in 40 CFR §302.6 and §302.8 are not considered reportable quantities under this measure.
oA reportable quantity is counted by event or contemporaneous combination of events, not by the number of individual reports that are filed or number of compounds which exceed their reportable quantity. Events are considered contemporaneous if they occur within 24-hours or when a common cause results in one or more reportable quantities during contiguous or overlapping 24-hour periods.
•Water deviations are exceedances of a NPDES-based permit limit, wastewater bypasses and sheens to water of the United States.
oThe number of deviations is based on the number of individual permit limits exceeded irrespective of the number of causal events attributed to the deviation. However, a continuance of an ongoing permit limit deviation would not be double-counted if it were contemporaneous with a prior deviation and/or event.
oOil sheens and reportable quantities to water are only counted once as a water deviation environmental event.
A single event that results in multiple reportable quantities and/or when a water deviation is also a regulatory reportable quantity is not “double-counted” and will only be considered one Environmental Event.

“Executive Officer” of the Company means an “executive officer” as that term is defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or an “officer” of the Company for purposes of Section 16 of the Exchange Act.

Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

“Equipment Utilization” means (i) for Refining, actual throughput for the Performance Period divided by the planned throughput for the Performance Period, and (ii) for Fertilizer, adjusted equivalent tons of urea ammonium nitrate production divided by the planned equivalent tons of production for the Performance Period, in each case, as adjusted at the discretion of the Compensation Committee for events or downtime caused by external events. Planned throughput and production is reflected in the Company’s annual volumetric plan. Monthly targets may be adjusted on a month by month basis to optimize production for which there is an economic incentive to do so during the given period. In such cases, the annual volumetric plan may be adjusted for the purposes of Bonus calculations with the new targets in place of the original targets.

“Operating Expense” means measurement of actual controllable and fixed operating costs divided by budgeted amounts. For purposes of calculating the Bonus, budgeted amounts are subject to revision by the Board in its discretion based on changes in business conditions or configuration of the business (e.g., items such as acquisitions or divestitures, unusual, external extraordinary or non-recurring charges and changes in staffing relating to changed strategy approved by the Board will be considered as items for potential adjustment).

“Process Safety Tier 1 Incident Rate” (“PSIR”) means a standardized measure of process safety performance for the number of process safety tier 1 events per 100 full-time equivalent employees, as defined in the recommended practice for process safety performance indicators, ANSI/API RP 754. A process safety tier 1 event is an unplanned or uncontrolled loss of primary containment of any material, including non-toxic and non-flammable materials, from a process that results in one or more consequences, including:
•an employee, contractor or subcontractor “days away from work” injury and/or fatality;
•a hospital admission and/or fatality or a third-party;
•an officially declared community evacuation or community shelter-in-place;
•a fire or explosion resulting in greater than or equal to $100,000 of direct cost to the company;
•an officially declared community evacuation or community shelter-in-place;
•a pressure relief device (PRD) discharge to atmosphere whether directly or via a downstream destructive device that results in one or more of four defined consequences and a PRD discharge quantity greater than defined threshold quantities in a one-hour period; or,
•a release of material greater than defined threshold quantities described in any one-hour period.

“Reliability” means Lost Profit Opportunity (“LPO”), defined as foregone refining margin that results from operational variance due to factors within the Company’s control, specifically including human and equipment performance, divided by the sum of actual refining margin (for the Refining Plan) or gross margin (for the Fertilizer Plan) adjusted for certain inventory valuation impacts, unrealized gains and losses on derivative transactions, and other extraordinary items as deemed appropriate by the Company and approved by the Compensation Committee, plus LPO.

“Return on Capital Employed” (“ROCE”) means operating income before depreciation and amortization (excluding asset impairments, certain non-cash asset write-downs and inventory valuation gains or losses and other extraordinary items as deemed appropriate by the Company and approved by the Compensation Committee) divided by average Capital Employed during the Period (averages calculated using 5-quarter end balances for the measurement period).

“Total Recordable Injury Rate” (“TRIR”) means a standardized measure of safety performance for the number of work-related injuries per 100 full-time equivalent employees, as defined by OSHA.

Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

“Throughput” means total crude oil charged to the refinery.

Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

Appendix H
Clawback and Recoupment Policy

This Clawback and Recoupment Policy applies to each Bonus and Spot Bonus (for purposes of this Plan, an “Award”).

If the Compensation Committee in its sole and absolute discretion, determines that (i) there has been misconduct or a gross dereliction of duty resulting in either a violation of law or Company Policy, that, in either case, causes significant financial or reputational harm to the Company (or any of its affiliates), and that an employee committed the misconduct or gross dereliction of duty, or failed in his or her responsibility to manage or monitor the applicable conduct or risk; (ii) an employee has committed an immoral act which is reasonably likely to impair the reputation of the Company (or any of its affiliates); (iii) an employee committed, or was indicted for, a felony or any crime involving fraud or embezzlement or dishonesty or was convicted of, or entered a plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iv) an employee violated any securities or employment laws or regulations; (v) an employee materially breached a Company Policy or any non-compete and/or non-solicitation clause included in an agreement or offer letter with such employee’s employer; (vi) an employee embezzled and/or misappropriated any property of the Company (or any of its affiliates) or committed any act involving fraud with respect to the Company (or any of its affiliates); or (vii) an employee engaged in conduct (including by omission) or an event or condition has occurred, which, in each case, would have given the Company or its subsidiaries the right to terminate the employee’s employment for Cause (as defined herein), then, to the extent not prohibited by applicable law, such Compensation Committee, in its sole and absolute discretion, may cancel, declare forfeited, or rescind such Award, or may seek reimbursement from such employee (and such employee will be obligated to repay) all or any portion of any payments made to such employee in respect of such Award.

If the Compensation Committee determines, in its sole and absolute discretion, that calculations underlying the performance measures and targets, including but not limited to mistakes in the Company’s financial statements, were incorrect, then such Compensation Committee may, in its sole and absolute discretion, seek to recover the amount of any payment made to employees that exceeded the amount that would have been paid based on the corrected calculations.

To the extent not prohibited by applicable law, if an employee is an officer, or, if applicable, has otherwise been designated by the Board of the Company as an Executive Officer, the Board may seek reimbursement of any payment made to such employee in respect of an Award in the event of a restatement of such Company’s (or any of its subsidiaries’) financial results (occurring due to material noncompliance with any financial reporting requirements under applicable securities laws) that reduced a previously granted payment made to such employee in respect of an Award. In that event, the Compensation Committee may, in its sole and absolute discretion, seek to recover the amount of any such payment made to the employee that exceeded the amount that would have been paid based on the restated financial results.

If the Company subsequently determines that it is required by law to apply a “clawback” or alternate recoupment provision to an Award, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to such Award, as if it had been included on the effective date of such Award.

Certain identified information in this Plan denoted with “[***]” has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed.

To the extent not prohibited under applicable law, the Company (or any of its subsidiaries) (as applicable), in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to employee from such Company or a subsidiary in satisfaction of any repayment obligation of such employee hereunder, provided that any such amounts are exempt from, or set off in a manner intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

For the avoidance of doubt, the Company’s and its subsidiaries’ rights under this Plan will apply to employees, without regard to whether any such employee is currently providing, or previously provided, services to the Company or its subsidiary as an employee.

“Cause” for purposes of any Award means such employee’s (i) refusal or neglect to perform substantially his or her employment-related duties or services, (ii) personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of employment or services to the Company or its affiliates which in no way adversely affects the Company and its affiliates or their reputation or the ability of the employee to perform his or her employment-related duties or services or to represent the Company or any affiliate of the Company that employs such employee or to which the employee performs services), (iv) failure to reasonably cooperate, following a request to do so by the Company, in any internal or governmental investigation of the Company or any of its affiliates or (v) material breach of any written covenant or agreement with the Company or any of its affiliates not to disclose any information pertaining to the Company or such affiliate or not to compete or interfere with the Company or such affiliate; provided that, in the case of any employee who, as of the date of determination, is party to an effective services, severance or employment agreement with the Company or any affiliate, “Cause” will have the meaning, if any, specified in such agreement.